Filed Pursuant to Rule 424(b)(2)
Registration No. 333-189888
(To Prospectus dated July 23, 2013, Prospectus
Supplement dated July 23, 2013 and Product Supplement
EQUITY INDICES STR-1 dated August 29, 2013)

906,298 Units $10 principal amount per unit CUSIP No. 78011D559	Pricing Date Settlement Date Maturity Date	October 31, 2013 November 6, 2013 November 7, 2014

Strategic Accelerated Redemption Securities® Linked to a Basket of U.S. Equity Indices

▪	Automatically callable if the level of the Basket on any Observation Date, occurring approximately six, nine, and twelve months after the pricing date, is at or above the Starting Value

▪	In the event of an automatic call, the amount payable per unit will be:

▪ $10.30 if called on the first Observation Date

▪ $10.45 if called on the second Observation Date

▪ $10.60 if called on the final Observation Date

▪	If not called on the first or second Observation Dates, a maturity of approximately one year

▪	The Basket is comprised of the S&P 500® Index and Russell 2000® Index. Those indices were each given an initial weight of 50%, and

▪	If not called, 1-to-1 downside exposure to decreases in the Basket beyond a 5% decline, with up to 95% of your principal at risk

▪	All payments are subject to the credit risk of Royal Bank of Canada

▪	No periodic interest payments

Limited secondary market liquidity, with no exchange listing

▪
The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES STR-1.

The initial estimated value of the notes as of the pricing date is $9.80 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

__________________________________________________

	Per Unit	Total

Public offering price	$10.000	$9,062,980.00

Underwriting discount	$ 0.125	$113,287.25

Proceeds, before expenses, to RBC	$ 9.875	$8,949,692.75

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
October 31, 2013

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

Summary

The Strategic Accelerated Redemption Securities® Linked to a Basket of U.S. Equity Indices, due November 7, 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the Basket of U.S. Equity Indices described below (the “Basket”) on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you may lose a portion, which could be significant, of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Basket.  See “Terms of the Notes” below.

The Basket is comprised of the S&P 500® Index, and the Russell 2000® Index (each, a “Basket Component”). On the pricing date, the Basket Components were each given an initial weight of 50%.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our implied borrowing costs and the market prices for the hedging arrangements related to the notes.   The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see "Structuring the Notes” on page TS-14.
Terms of the Notes		Payment Determination
Issuer:	Royal Bank of Canada (“RBC”)	Automatic Call Provision: Redemption Amount Determination: If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately one year, if not called.
Market Measure:
An equally weighted Basket of U.S. Equity Indices comprised of the S&P 500® Index (Bloomberg symbol: “SPX”) and Russell 2000® Index (Bloomberg symbol: “RTY”). Each Basket Component is a price return index.

Starting Value:	100.00
Ending Value:	The Observation Level of the Market Measure on the final Observation Date.
Observation Level:	The level of the Market Measure on any Observation Date, calculated as described on page TS-7.
Observation Dates:
April 17, 2014, July 11, 2014, and October 31, 2014 (the final Observation Date).

The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-17 of product supplement EQUITY INDICES STR-1.

Call Level:	100% of the Starting Value
Call Amounts (per Unit) and Call Premiums:
$10.30, representing a Call Premium of 3.0% of the principal amount, if called on the first Observation Date;

$10.45, representing a Call Premium of 4.5% of the principal amount, if called on the second Observation Date; and

$10.60, representing a Call Premium of 6.0% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:
The fifth business day following the applicable Observation Date, subject to postponement as described on page PS-17 of product supplement EQUITY INDICES STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	95.00, or 95% of the Starting Value
Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-14.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES STR-1 dated August 29, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004969/f828131424b5.htm

▪	Series F MTN prospectus supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

▪	Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES STR-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪      You anticipate that the Observation Level of the Basket on any of the Observation Dates will be equal to or greater than the Starting Value, and, in that case, you accept an early exit from your investment.

▪      You accept that the return on the notes, if any, will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Basket is significantly greater than the applicable Call Premium.

▪      If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪      You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪      You are willing to forgo dividends or other benefits of owning the securities held by the Basket Components.

▪      You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪      You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪     You wish to make an investment that cannot be automatically called prior to maturity.

▪     You believe that the level of the Basket will decrease from the Starting Value to the Ending Value.

▪     You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪     You seek an uncapped return on your investment.

▪     You seek 100% principal protection or preservation of capital.

▪     You seek interest payments or other current income on your investment.

▪     You want to receive dividends or other distributions paid on the securities held by the Basket Components.

▪     You seek an investment for which there will be a liquid secondary market.

▪     You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Observation Levels and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	the Starting Value of 100.00;

2)	the Threshold Value of 95.00;

3)	the Call Level of 100.00;

4)	the term of the notes from November 6, 2013 to November 7, 2014;

5)
the Call Premium of 3.0% of the principal amount if the notes are called on the first Observation Date, 4.5% if called on the second Observation Date, and 6.0% if called on the final Observation Date; and

6)	Observation Dates occurring on April 17, 2014, July 11, 2014, and October 31, 2014 (the final Observation Date).

For recent hypothetical levels of the Basket, see “The Basket” section below.  Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in either of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the Observation Level is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.30 = $10.30 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.45 = $10.45 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.60 = $10.60 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date and the Ending Value is 97.00, which is greater than the Threshold Value. Therefore, the Redemption Amount per unit will be $10.00.

Example 5 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount.  For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date		Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5
Starting Value	100.00	100.00	100.00	100.00	100.00

Call Level	100.00	100.00	100.00	100.00	100.00

Threshold Value	95.00	95.00	95.00	95.00	95.00

Observation Level on the First Observation Date	110.00	90.00	90.00	93.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	83.00	85.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	97.00	85.00

Return of the Basket	10.00%	5.00%	5.00%	-3.00%	-15.00%

Return of the Notes	3.00%	4.50%	6.00%	0.00%	-10.00%

Call Amount / Redemption Amount per Unit	$10.30	$10.45	$10.60	$10.00	$9.00

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES STR-1, page S-1 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪
Your investment return, if any, is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Basket Components.

▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our implied borrowing rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Basket, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-14. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes may create conflicts of interest with you.

▪	Changes in the value of one of the Basket Components may be offset by changes in the value of the other Basket Components.

▪	The index sponsors may adjust each Basket Component in a way that affects its level, and the index sponsors have no obligation to consider your interests.

▪
You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪
While we, MLPF&S or our respective affiliates may from time to time own securities of the companies included in the Basket Components, we, MLPF&S and our respective affiliates do not control any company included in either Basket Component, and are not responsible for any disclosure made by any other company, except to the extent that the common stock of Bank of America Corporation, which is the parent company of MLPF&S, is included in the S&P 500® Index.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-30 of product supplement EQUITY INDICES STR-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see "Tax Consequences – Canadian Taxation" in the prospectus dated July 23, 2013.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the level of the Basket from the Starting Value to the Ending Value. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-20 of product supplement EQUITY INDICES STR-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
S&P 500® Index	SPX	50.00	1,756.54	0.02846505	50.00
Russell 2000® Index	RTY	50.00	1,100.15	0.04544835	50.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each scheduled Observation Date by summing the products of the closing level for each Basket Component on that scheduled Observation Date and the Component Ratio applicable to that Basket Component. If a Market Disruption Event occurs as to either Basket Component on any scheduled Observation Date, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes— Basket Market Measures—Observation Level of the Basket” beginning on page PS-22 of product supplement EQUITY INDICES STR-1 if a Market Disruption Event occurs on an Observation Date as to the Basket Component.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 2008 through September 2013.  The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components determined as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

The Basket Components

The S&P 500® Index

All disclosures contained in this term sheet regarding the S&P 500® Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “SPX sponsor”). The SPX sponsor, which owns the copyright and all other rights to the S&P 500® Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Index. The consequences of the SPX sponsor discontinuing publication of the S&P 500® Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-19 of product supplement EQUITY INDICES STR-1.  None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the S&P 500® Index or any successor index.

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX sponsor chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which the SPX sponsor uses as an assumed model for the composition of the total market. Relevant criteria employed by the SPX sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of September 30, 2013 indicated in parentheses: Consumer Discretionary (12.5%); Consumer Staples (10.0%); Energy (10.5%); Financials (16.3%); Health Care (13.0%); Industrials (10.7%); Information Technology (17.9%); Materials (3.5%); Telecommunication Services (2.4%); and Utilities (3.2%). The SPX sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

The SPX sponsor calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While the SPX sponsor currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that the SPX sponsor will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the SPX sponsor began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. The SPX sponsor’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the SPX sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the SPX sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, the SPX sponsor calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company's acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

The following graph shows the historical performance of the S&P 500® Index in the period from January 2008 through September 2013. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the S&P 500® Index was 1,756.54.

Historical Performance of the S&P 500® Index

This historical data on the S&P 500® Index is not necessarily indicative of the future performance of the S&P 500® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the S&P 500® Index during any period set forth above is not an indication that the level of the S&P 500® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the S&P 500® Index.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The S&P 500® Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the S&P 500® Index is the licensing of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index.  It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Russell 2000® Index

All disclosures contained in this term sheet regarding the Russell 2000® Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from information provided by Russell Investments (“Russell”). Additional information on the Russell 2000® Index is available on the Russell website: www.russell.com.  We are not incorporating by reference the website or any material included on that website in this term sheet. The information reflects the policies of, and is subject to change by, Russell. Russell, which owns the copyright and all other rights to the Russell 2000® Index, has no obligation to continue to publish, and may discontinue publication of, the Russell 2000® Index. The consequences of Russell discontinuing publication of the Russell 2000® Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-19 of product supplement EQUITY INDICES STR-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Russell 2000® Index or any successor index.

“Russell 2000®” and “Russell 3000®” are trademarks of Russell and have been licensed for use in this offering by us. The notes are not sponsored, endorsed, sold, or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Russell 2000® Index. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by Russell without regard to the notes.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data, in order to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

The following graph shows the historical performance of the Russell 2000® Index in the period from January 2008 through September 2013. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Russell 2000® Index was 1,100.15.

Historical Performance of the Russell 2000® Index

This historical data on the Russell 2000® Index is not necessarily indicative of the future performance of the Russell 2000® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Russell 2000® Index during any period set forth above is not an indication that the level of the Russell 2000® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Russell 2000® Index.

License Agreement

We have entered into a non-exclusive license agreement with Russell providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by Russell (including the Russell 2000® Index) in connection with certain securities, including the notes. The license agreement provides that the following language must be stated in this term sheet:

The notes are not sponsored, endorsed, sold, or promoted by Russell. Russell makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to us is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index, which is determined, composed, and calculated by Russell without regard to us or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange.  In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups.  MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions.  At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to the initial estimated value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds the initial estimated value.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering.  Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. At the time we commence the offering of our market-linked notes, that rate is generally lower by an amount ranging from 0.05% to 0.25% per annum (equivalent to $0.01 to $0.03 per unit).  This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the note and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see "Risk Factors—General Risks Relating to the Notes” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-15 of product supplement EQUITY INDICES STR-1.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

Summary of U.S. Federal Income Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪
You agree with us (in the absence of a statutory, regulatory, administrative, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid derivative contracts in respect of the Basket.

▪
Under this characterization and tax treatment of the notes, a U.S. holder (as defined beginning on page 22 of the prospectus) generally will recognize capital gain or loss upon the sale, redemption or maturity of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.  You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-30 of product supplement EQUITY INDICES STR-1.

Validity of the Notes

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the product supplement, the prospectus supplement, and the prospectus, the notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

Terms Incorporated in Master Global Security

The terms appearing under the captions “Summary—Terms of the Notes” and “Summary—Payments Determination” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page, and the applicable terms included in the documents listed under “Summary” on page TS-2 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to a Basket of U.S. Equity Indices, due November 7, 2014

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®